Exhibit 97.1

WHITEHORSE FINANCE, INC.

CLAWBACK POLICY

The Board of Directors (the “Board”) of WhiteHorse Finance, Inc., a Delaware corporation (the “Company”), believes that it is in the best interests of the Company and its stockholders to adopt this Clawback Policy (this “Policy”), which provides for the recovery of Incentive-Based Compensation received by Covered Executives, if any, in the event of an Accounting Restatement (as such terms are defined below).  The Company currently does not pay or otherwise award Incentive-Based Compensation to Covered Executives but nevertheless has designed and implemented this Policy to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Nasdaq Listing Rule 5608 (the “Listing Standards”).  This Policy shall be interpreted in a manner consistent with Rule 10D-1 and the Listing Standards.

1.Administration

Except as specifically set forth herein, this Policy shall be administered by the Board or, if so designated by the Board, a committee thereof, such as the Nominating and Corporate Governance Committee (the Board or such committee charged with administration of this Policy, the “Administrator”).  The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy.  Any determinations made by the Administrator shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by this Policy.  In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board (if this Policy is administered by a committee of the Board in accordance herewith) or such committees of the Board as applicable and as appropriate as to matters within the scope of such committee’s responsibility and authority.  Subject to any limitation of applicable law, the Administrator may authorize and empower one or more officers of the Company to take all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving any such officer(s)).

2.Definitions

As used in this Policy, the following definitions shall apply:

a.	“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws of the United States of America, including any required accounting restatement to correct an error in previously issued financial statements (i) that is material to the previously issued financial statements (commonly referred to as “Big R” restatement) or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as “little r” restatements).
b.	“Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year). The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of (a) the date the Board, a committee thereof, or the officer or officers of the Company authorized to take such action if action by the Board or a committee thereof is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.
c.	“Covered Executives” means any current or former executive officer of the Company, and such other employees who may from time to time be deemed subject to this Policy by the Board or applicable committee thereof. An executive officer of the Company’s parent or subsidiary is deemed a “Covered Executive” if the executive officer performs a policy making function for the Company. The definition of “Covered Executives” shall be interpreted in accordance with the definition of “Executive Officer” set forth in Rule 10D-1 and the Listing Standards.
d.	“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. For the avoidance of doubt, Financial Reporting Measures include but are not limited to the following: the Company’s stock price; total stockholder return (“TSR”); net asset value; net investment income; reported financial ratios; funds from operations and adjusted funds from operations; liquidity measures; return measures (e.g., return on investment capital; return on assets); and earnings measures (e.g., earnings per share). A Financial Measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission.
e.	“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For purposes of this Policy, Incentive-Based Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive -Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

3.Covered Executives; Incentive-Based Compensation

This Policy applies to all Incentive-Based Compensation received by a person (a) after beginning services as a Covered Executive; (b) if that person served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation; and (c) while the Company had a class of its securities listed on a national securities exchange or a national securities association.

4.	Required Recovery of Erroneously Awarded Compensation in the Event of an Accounting Restatement

In the event the Company is required to prepare an Accounting Restatement, the Company shall recover reasonably promptly the amount of any Erroneously Awarded Compensation received by any Covered Executive, as calculated pursuant to Section 5 hereof, during the Applicable Period.

5.Erroneously Awarded Compensation:  Amount Subject to Recovery

The amount of “Erroneously Awarded Compensation” subject to recovery under this Policy, as determined by the Administrator, is the amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that otherwise would have been received by the Covered Executive had it been determined based on the restated amounts.

Erroneously Awarded Compensation shall be computed without regard to any taxes paid by the Covered Executive with respect to the Erroneously Awarded Compensation.

For Incentive-Based Compensation based on the Company’s stock price or TSR:  (a) the Administrator shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received; and (b) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to The Nasdaq Stock Market.

6.  Method of Recovery

The Administrator shall determine, in its sole discretion, the timing and method for promptly recovering Erroneously Awarded Compensation hereunder, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) cancelling or offsetting against any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder and (e) any other method authorized by applicable law or contract. Subject to compliance with applicable law, the Administrator may effect recovery under this Policy from any amount otherwise payable to the Covered Executive. The Company is authorized and directed pursuant to this Policy to promptly recover Erroneously Awarded Compensation in compliance with this Policy unless the Board (including a majority of independent directors) or applicable committee thereof has determined that recovery would be impracticable solely for one of the reasons, and subject to the procedural requirements, set forth in the Listing Standards.

7.No indemnification of Covered Executives

Notwithstanding the terms of any indemnification or insurance policy or any contractual or other arrangements with any Covered Executive that may be interpreted to the contrary, the Company shall not indemnify any Covered Executives against the loss of any Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executives to fund potential clawback obligations under this Policy.

8.Administrator Indemnification

Any members of the Administrator, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation.  The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

9.Effective Date; Retroactive Application

This Policy shall be effective as of the effective date of the Listing Standards (the “Effective Date”).  The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executives on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Covered Executives prior to the Effective Date.  Without limiting the generality of Section 6 hereof, and subject to applicable aw, the Administrator may affect recovery under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Covered Executive prior to, on or after the Effective Date.

10.Amendment; Termination

The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed.

11.Exhibit Filing Requirement

A copy of this Policy, including any amendments thereto, shall be filed as an exhibit to the Company’s annual report on Form 10-K to the extent required by applicable law.

Adopted: February 22, 2024